Exhibit 99.1

Hydrofarm Holdings Group Announces Fourth Quarter and Full Year 2024 Results

Shoemakersville, PA — March 5, 2025 — Hydrofarm Holdings Group, Inc. (“Hydrofarm” or the “Company”) (Nasdaq: HYFM), a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, today announced financial results for its fourth quarter and fiscal year ended December 31, 2024.
Fourth Quarter Highlights vs. Prior Year Period:
•Net sales decreased to $37.3 million compared to $47.2 million.
•Gross Profit and Adjusted Gross Profit(1) of $1.8 million and $3.6 million.
•Gross Profit Margin decreased to 4.9% of net sales compared to 17.9%.
•Adjusted Gross Profit Margin(1) decreased to 9.6% of net sales compared to 24.3%.
•SG&A expense and Adjusted SG&A(1) expense decreased by (14.7)% and (9.8)%, respectively.
•Net loss increased to $17.5 million compared to $15.2 million.
•Adjusted EBITDA(1) of $(7.3) million compared to $(0.6) million.
•Gross Profit, Net Loss, Adjusted Gross Profit(1) and Adjusted EBITDA(1) were negatively impacted by approximately $1.4 million, or 3.8% of net sales, due to inventory reserves and related changes.
•Cash generated from operating activities and Free Cash Flow(1) were $2.7 million and $2.4 million, respectively.
Fiscal Year 2024 Highlights vs. Prior Year Period:
•Net sales decreased to $190.3 million compared to $226.6 million.
•Gross Profit and Adjusted Gross Profit(1) of $32.1 million and $40.3 million, respectively.
•Gross Profit Margin increased to 16.9% of net sales compared to 16.6%.
•Adjusted Gross Profit Margin(1) decreased to 21.2% of net sales compared to 24.3%.
•SG&A expense and Adjusted SG&A(1) expense decreased by (16.6)% and (16.9)%, respectively.
•Net loss increased to $66.7 million compared to $64.8 million.
•Adjusted EBITDA(1) of $(5.2) million compared to $0.3 million.
•Cash used in operating activities and Free Cash Flow(1) were $(0.3) million and $(3.2) million, respectively.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
John Lindeman, Chief Executive Officer of Hydrofarm, said, "In 2024, we delivered over $9 million of Adjusted SG&A(1) expense savings, demonstrating our commitment to continued cost management to counter persistent challenging industry conditions. While fourth quarter industry headwinds affected our Adjusted EBITDA(1) and Free Cash Flow(1) performance, we successfully maintained annual sales to the mid-point of our full-year outlook. Our strategic focus on proprietary brands has successfully increased our sales mix of higher-margin proprietary brands from approximately 35% in 2020 to 56% in 2024. We've also reduced our manufacturing footprint by nearly 60% since early 2023 while maintaining excellent product quality. Looking ahead to 2025, we have a clear roadmap focused on reinvigorating our proprietary brand sales mix, optimizing our distribution network, and implementing additional cost-saving measures. We're encouraged by our e-commerce growth and revenue diversification efforts through geographic expansion and non-cannabis sales. We remain confident in our ability to execute on initiatives within our control and enhance long-term shareholder value."

Fourth Quarter 2024 Financial Results
Net sales in the fourth quarter of 2024 decreased 20.9% to $37.3 million compared to $47.2 million in the prior year period. This was primarily due to a 16.8% decline in volume/mix of products sold related to oversupply in the cannabis industry, and a 3.9% decrease in price.
Gross Profit decreased to $1.8 million, or 4.9% of net sales, compared to $8.4 million, or 17.9% of net sales, in the prior year period. Adjusted Gross Profit(1) decreased to $3.6 million, or 9.6% of net sales, compared to $11.5 million, or 24.3% of net sales, in the prior year period. The decreases in Gross Profit, Adjusted Gross Profit(1), Gross Profit Margin, Adjusted Gross Profit Margin(1) were primarily due to lower sales, lower proprietary brand sales mix, and approximately $1.4 million of inventory reserves and related charges.
Selling, general and administrative (“SG&A”) expense was $17.0 million, compared to $19.9 million in the prior year period, and Adjusted SG&A(1) expense was $10.8 million compared to $12.0 million in the prior year period. The reductions in SG&A and Adjusted SG&A(1) expenses were due to decreases in several areas, including compensation costs associated with headcount reductions and lower performance-based compensation expense, facility costs, insurance, and professional fees, driven by the Company's restructuring actions and related cost-saving initiatives.
Net loss was $17.5 million, or $(3.80) per diluted share, compared to a net loss of $15.2 million, or $(3.33) per diluted share, in the prior year period. The decline in net loss was primarily due to lower sales, partially offset by SG&A expense reductions.
Adjusted EBITDA(1) decreased to $(7.3) million, compared to $(0.6) million in the prior year period. The reduction was related to lower net sales and lower Adjusted Gross Profit Margin(1) partially offset by lower Adjusted SG&A(1) expense.
Balance Sheet, Liquidity and Cash Flow
As of December 31, 2024, the Company had $26.1 million in cash and approximately $13.0 million of available borrowing capacity on its Revolving Credit Facility. The Company ended the fourth quarter with $119.3 million in principal balance on its Term Loan outstanding, $8.3 million in finance leases, and $0.1 million in other debt outstanding. During 2024 and 2023, the Company maintained a zero balance on its Revolving Credit Facility. As of December 31, 2024, the Company was in compliance with debt covenants under its Revolving Credit Facility and Term Loan.
The Company generated net cash from operating activities of $2.7 million and invested $0.3 million in capital expenditures, yielding Free Cash Flow(1) of $2.4 million during the three months ended December 31, 2024.
For the full year 2024, cash used in operating activities was $0.3 million and the Company invested $2.9 million in capital expenditures, yielding Free Cash Flow(1) of $(3.2) million. Free Cash Flow(1) decreased from the prior year period, primarily due to lower earnings and working capital changes.
Full Year 2025 Outlook
The Company is providing the following outlook for the full fiscal year 2025:
•Net sales to decrease ten to twenty (10-20%) percent.
•Adjusted EBITDA(1) that is negative, but improved from 2024.
•Free Cash Flow(1) that is negative, but improved from 2024.
Hydrofarm’s 2025 outlook is predicated on several assumptions, including:
•Improved year-over-year Adjusted Gross Profit Margin resulting primarily from an expectation of (i) a higher full year proprietary brand sales mix, (ii) continued benefit from cost savings associated with 2024 restructuring and related productivity initiatives as well as new cost savings planned for 2025, (iii) minimal non-restructuring inventory reserves or related charges.

•Reduced year-over-year Adjusted SG&A expense resulting from full year benefit of reductions completed in 2024 and further reductions in professional and outside service fees, facilities and insurance expense.
•Further reduction in inventory and net working capital for the full year.
•Capital expenditures of less than $2 million.
(1) Adjusted Gross Profit, Adjusted Gross Profit Margin, Adjusted SG&A, Adjusted SG&A as a percent of net sales, Adjusted EBITDA, and Free Cash Flow are non-GAAP measures. For a description of our non-GAAP measures see the “Non-GAAP Measures” section accompanying this release; and for reconciliations of GAAP to non-GAAP measures see the “Reconciliation of Non-GAAP Measures” accompanying this release.
Conference Call and Presentation
The Company will host a conference call to discuss financial results for the fourth quarter and full year 2024 today at 8:30 a.m. Eastern Time. John Lindeman, Chief Executive Officer, and Kevin O'Brien, Chief Financial Officer, will host the call. An earnings presentation is also available for reference on the Hydrofarm investor relations website.
The conference call can be accessed live over the phone by dialing 1-800-343-5172 and entering the conference ID: HYFMQ4. The conference call will also be webcast live and archived on the Company's investor relations website at https://investors.hydrofarm.com/ under the “News & Events” section.
About Hydrofarm Holdings Group, Inc.
Hydrofarm is a leading independent manufacturer and distributor of branded hydroponics equipment and supplies for controlled environment agriculture, including grow lights, climate control solutions, grow media and nutrients, as well as a broad portfolio of innovative proprietary branded products. For over 40 years, Hydrofarm has helped growers make growing easier and more productive. The Company’s mission is to empower growers, farmers and cultivators with products that enable greater quality, efficiency, consistency and speed in their grow projects.
Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
The market in which the Company operates has been substantially adversely impacted by conditions of the agricultural and cannabis industries, including oversupply and decreasing prices of the products the Company's end customers sell, which, in turn, has materially adversely impacted the Company's sales and other results of operations and which may continue to do so in the future; If industry conditions worsen or are sustained for a lengthy period, the Company could be forced to take additional impairment charges and/or inventory and accounts receivable reserves, which could be substantial, and, ultimately, the Company may face liquidity challenges; The Company’s Revolving Credit Facility and future debt facilities may limit the operation of the Company’s business including restricting its ability to sell products directly to the cannabis industry; Although equity financing may be available, the Company's current stock prices are at depressed levels and any such financing would be dilutive; Interruptions in the Company's supply chain could adversely impact expected sales growth and operations; Increased prices and inflation could adversely impact the Company's performance and financial results; Global political and economic conditions including the imposition of potential tariffs could increase the costs of the Company's products and adversely impact the competitiveness of the Company's products and the Company's financial results; The Company may be unable to meet the continued listing standards of Nasdaq; The Company's restructuring activities may increase our expenses and cash expenditures, and may not have the intended cost saving effects; The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues; Certain of the Company’s products may be purchased for use in new or emerging industries or segments, including the cannabis industry, and/or be subject to varying, inconsistent, and rapidly changing laws, regulations, administrative and enforcement approaches, and consumer perceptions which may adversely impact the market for the Company’s products; The market for the Company’s products has been impacted by conditions impacting its customers, including related crop prices, climate change, and other factors impacting growers; Compliance with government laws and regulations including environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products; Damage to the Company’s reputation or the reputation of its products or products it markets on behalf of third parties could have an adverse effect on its business; If the Company is unable to effectively execute its e-commerce business, its reputation and operating results may be harmed; The Company’s operations may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack; The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business; Acquisitions, other strategic alliances and investments could result in operating and integration difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations. Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s annual, quarterly and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments except as otherwise required by law.
Contacts:
Investor Contact
Anna Kate Heller / ICR
ir@hydrofarm.com

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Net sales	$37,314	$47,184	$190,288	$226,581
Cost of goods sold	35,476	38,735	158,155	188,969
Gross profit	1,838	8,449	32,133	37,612
Operating expenses:
Selling, general and administrative	16,958	19,872	72,794	87,314
Loss on asset disposition	—	—	11,520	—
Loss from operations	(15,120)	(11,423)	(52,181)	(49,702)
Interest expense	(3,585)	(4,019)	(15,237)	(15,442)
Other income, net	1,196	96	1,570	118
Loss before tax	(17,509)	(15,346)	(65,848)	(65,026)
Income tax (expense) benefit	(4)	131	(869)	213
Net loss	$(17,513)	$(15,215)	$(66,717)	$(64,813)

Net loss per share(1):
Basic	$(3.80)	$(3.33)	$(14.51)	$(14.24)
Diluted	$(3.80)	$(3.33)	$(14.51)	$(14.24)
Weighted-average shares of common stock outstanding(1):
Basic	4,607,762	4,566,195	4,598,640	4,550,836
Diluted	4,607,762	4,566,195	4,598,640	4,550,836
(1) Net loss per share and Weighted-average shares of common stock outstanding amounts have been adjusted to give retroactive effect to the 1-for-10 reverse stock split effected on February 12, 2025.

Hydrofarm Holdings Group, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share amounts)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$26,111	$30,312
Accounts receivable, net	14,756	16,890
Inventories	50,633	75,354
Prepaid expenses and other current assets	3,712	5,510
Total current assets	95,212	128,066
Property, plant and equipment, net	37,545	47,360
Operating lease right-of-use assets	42,869	54,494
Intangible assets, net	249,002	275,881
Other assets	1,476	1,842
Total assets	$426,104	$507,643
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$12,279	$12,613
Accrued expenses and other current liabilities	10,647	9,529
Deferred revenue	2,611	3,231
Current portion of operating lease liabilities	7,731	8,336
Current portion of finance lease liabilities	459	954
Current portion of long-term debt	1,260	2,989
Total current liabilities	34,987	37,652
Long-term operating lease liabilities	37,553	47,506
Long-term finance lease liabilities	7,830	8,734
Long-term debt	114,693	115,412
Deferred tax liabilities	3,047	3,232
Other long-term liabilities	4,272	4,497
Total liabilities	202,382	217,033
Commitments and contingencies
Stockholders’ equity
Common stock ($0.0001 par value; 300,000,000 shares authorized; 4,614,279 and 4,578,841 shares issued and outstanding at December 31, 2024, and December 31, 2023, respectively, giving retroactive effect to the 1-10 reverse split effected on February 12, 2025)	—	—
Additional paid-in capital	790,094	787,851
Accumulated other comprehensive loss	(8,911)	(6,497)
Accumulated deficit	(557,461)	(490,744)
Total stockholders’ equity	223,722	290,610
Total liabilities and stockholders’ equity	$426,104	$507,643

Hydrofarm Holdings Group, Inc.
RECONCILIATION OF NON-GAAP MEASURES
(In thousands, except share and per share amounts)
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reconciliation of Adjusted Gross Profit:
Gross Profit (GAAP)	$1,838	$8,449	$32,133	$37,612
Depreciation, depletion and amortization	1,362	1,677	6,222	6,584
Restructuring expenses[1]	388	1,263	1,946	10,664
Severance and other[2]	5	79	5	155
Adjusted Gross Profit (Non-GAAP)	$3,593	$11,468	$40,306	$55,015

As a percent of net sales:
Gross Profit Margin (GAAP)	4.9%	17.9%	16.9%	16.6%
Adjusted Gross Profit Margin (Non-GAAP)	9.6%	24.3%	21.2%	24.3%
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the three months and year ended December 31, 2024, were negatively impacted by $1.4 million of inventory reserves and related charges..
Gross Profit (GAAP) and Adjusted Gross Profit (Non-GAAP) for the year ended December 31, 2023, were negatively impacted by $1.2 million of certain inventory charges.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reconciliation of Adjusted SG&A:
Selling, general and administrative (GAAP)	$16,958	$19,872	$72,794	$87,314
Depreciation, depletion and amortization	6,005	6,233	24,469	25,491
Restructuring expenses[1]	114	204	277	605
Severance and other[2]	(99)	348	165	1,304
Stock-based compensation[3]	93	1,057	2,399	5,114
Acquisition and integration expenses	—	12	—	51
Adjusted SG&A (Non-GAAP)	$10,845	$12,018	$45,484	$54,749

As a percent of net sales:
SG&A (GAAP)	45.4%	42.1%	38.3%	38.5%
Adjusted SG&A (Non-GAAP)	29.1%	25.5%	23.9%	24.2%

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reconciliation of Adjusted EBITDA:
Net loss (GAAP)	$(17,513)	$(15,215)	$(66,717)	$(64,813)
Interest expense	3,585	4,019	15,237	15,442
Income tax expense (benefit)	4	(131)	869	(213)
Depreciation, depletion and amortization	7,367	7,910	30,691	32,075
Restructuring expenses[1]	502	1,467	2,223	11,269
Severance and other[2]	(94)	427	170	1,459
Stock-based compensation[3]	93	1,057	2,399	5,114
Acquisition and integration expenses	—	12	—	51
Other income, net[4]	(1,196)	(96)	(1,570)	(118)
Loss on asset disposition[5]	—	—	11,520	—
Adjusted EBITDA (Non-GAAP)	$(7,252)	$(550)	$(5,178)	$266

As a percent of net sales:
Net loss (GAAP)	(46.9)%	(32.2)%	(35.1)%	(28.6)%
Adjusted EBITDA (Non-GAAP)	(19.4)%	(1.2)%	(2.7)%	0.1%
Net loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the three months and year ended December 31, 2024, were negatively impacted by $1.4 million of inventory reserves and related charges.
Net loss (GAAP) and Adjusted EBITDA (Non-GAAP) for the year ended December 31, 2023, were negatively impacted by $1.2 million of certain inventory charges.

	Three months ended December 31,		Twelve months ended December 31,
	2024	2023	2024	2023
Reconciliation of Free Cash Flow[6]:
Net cash (used in) from operating activities (GAAP)[6]:	$2,656	$(1,585)	$(324)	$7,044
Capital expenditures of Property, plant and equipment (GAAP)	(270)	(159)	(2,892)	(4,215)
Free Cash Flow (Non-GAAP)[6]:	$2,386	$(1,744)	$(3,216)	$2,829
Notes to GAAP to Non-GAAP reconciliations presented above (Adjusted Gross Profit, Adjusted SG&A, Adjusted EBITDA, and Free Cash Flow):
1.For the three and twelve months ended December 31, 2024, and December 31, 2023, Restructuring expenses related primarily to non-cash inventory markdowns associated with manufacturing facility consolidations, and the charges incurred to relocate and terminate certain facilities.
2.For the three and twelve months ended December 31, 2024, Severance and other charges primarily related to estimated net legal costs related to certain litigation and severance charges. For the three and twelve months ended December 31, 2023, Severance and other charges primarily related to workforce reductions and charges in conjunction with a sale-leaseback transaction during the first quarter of 2023.
3.Includes stock-based compensation and related employer payroll taxes on stock-based compensation for the periods presented.
4.Other income, net related primarily to foreign currency exchange rate gains and losses and other non-operating income and expenses. For the three and twelve months ended December 31, 2024, Other income, net also included a cash settlement arising from an outstanding litigation matter of a previously acquired entity. For the twelve months ended December 31, 2023, Other income, net also included charges from Amendment No. 1 to the Company's Term Loan.
5.Loss on asset disposition for the twelve months ended December 31, 2024, relates to the sale in the second quarter of 2024 of the inventories, and property, plant and equipment associated with the Company's Innovative Growers Equipment ("IGE") branded products to CM Fabrication, LLC (the "Asset Sale").

6.The total gross proceeds associated with the IGE Asset Sale were $8.7 million, of which the Company estimated and classified $5.0 million in Net cash from operating activities, and $3.7 million in Investing activities, as these cash flows were associated with the sale of inventory and property, plant and equipment, respectively. The cash proceeds classified within Net cash from operating activities were partially offset by $1.3 million cash paid to terminate the associated facility lease and cash transaction costs paid during the period. As a result, the Asset Sale contributed an estimated $3.5 million to Net cash from operating activities and Free Cash Flow during the twelve months ended December 31, 2024. In addition, in connection with the Asset Sale, the Company paid $0.7 million to terminate certain equipment finance leases and classified this cash outflow within Financing activities for the twelve months ended December 31, 2024. In total, the IGE Asset Sale contributed net cash proceeds, after repayment of certain lease liabilities and transaction expenses, of an estimated $6.3 million. In 2023, gross proceeds of $8.6 million received during the twelve months ended December 31, 2023, from a sale-leaseback of real estate located in Eugene, Oregon, was classified as a Financing activity and is not reflected in Net cash from operating activities or Free Cash Flow in the prior year period.
Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). Management believes that certain non-GAAP financial measures provide investors with additional useful information in evaluating our performance and that excluding certain items that may vary substantially in frequency and magnitude period-to-period from net loss provides useful supplemental measures that assist in evaluating our ability to generate earnings and to more readily compare these metrics between past and future periods. These non-GAAP financial measures may be different than similarly titled measures used by other companies.
To supplement our condensed consolidated financial statements which are prepared in accordance with GAAP, we use "Adjusted EBITDA", "Adjusted Gross Profit", "Adjusted SG&A", "Free Cash Flow", "Net Debt", and "Liquidity" which are non-GAAP financial measures. We also present certain of these non-GAAP metrics as a percentage of net sales. Our non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP. There are several limitations related to the use of our non-GAAP financial measures as compared to the closest comparable GAAP measures.
We define Adjusted EBITDA (non-GAAP) as net loss (GAAP) excluding interest expense, income taxes, depreciation, depletion and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, impairments, severance, loss on asset disposition, other income/expense, net, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted EBITDA (non-GAAP) as a percent of net sales as Adjusted EBITDA (as defined above) divided by net sales in the respective period.
We define Adjusted Gross Profit (non-GAAP) as Gross Profit (GAAP) excluding depreciation, depletion, and amortization, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs, which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted Gross Profit Margin (non-GAAP) as a percent of net sales as Adjusted Gross Profit (as defined above) divided by net sales in the respective period.
We define Adjusted SG&A (non-GAAP) as SG&A (GAAP) excluding depreciation, depletion, and amortization, stock-based compensation including employer payroll taxes on stock-based compensation, restructuring expenses, severance and other expenses, and other non-cash, unusual and/or infrequent costs (i.e., acquisition and integration expenses), which we do not consider in our evaluation of ongoing operating performance.
We define Adjusted SG&A (non-GAAP) as a percent of net sales as Adjusted SG&A (as defined above) divided by net sales in the respective period.
We define Free Cash Flow (non-GAAP) as Net cash from (used in) operating activities less capital expenditures for property, plant and equipment. We believe this provides additional insight into the Company's ability to generate cash and maintain liquidity. However, Free Cash Flow does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service our debt or other cash flows from financing activities or investing activities.
We define Liquidity as total cash, cash equivalents and restricted cash, if applicable, plus available borrowing capacity on our Revolving Credit Facility.
We define Net Debt as total debt principal outstanding plus finance lease liabilities and other debt, less cash, cash equivalents and restricted cash, if applicable.